                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 3, 1997, except for Note K, as to which the date is June 30, 1997, in the Registration Statement (Form S-3) and related Prospectus of Chart Industries, Inc. for the issuance of 2,800,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated October 5, 1996, with respect to the consolidated financial statements of Cryenco Sciences, Inc. included in Chart Industries, Inc.'s Current Report (Form 8-K) filed with the Securities and Exchange Commission on August 14, 1997.

                                          /s/ Ernst & Young LLP

September 5, 1997
Cleveland, Ohio